Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made effective as of the first day of January 2008 between NOVAMERICAN STEEL INC., a Delaware corporation (the “Corporation”), with its principal offices at 28 West 44th Street, 16th Floor, New York, NY 10036 and DOMENICO LEPORE (the “Executive”). Each of the Executive and the Corporation are called, individually, a “Party” and, collectively, the “Parties”.

WITNESSETH:

WHEREAS, the Corporation desires to employ the Executive and the Executive desires to be employed by the Corporation, as a senior executive of the Corporation;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.        Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, on the terms and conditions set forth herein.

2.	Position and Duties.

(a)       The Executive shall serve as the President of the Corporation. The Executive shall report to the Chief Executive Officer (the “CEO”) of the Corporation. The Executive shall have such responsibilities and duties as are customary for such position and as may be assigned by the CEO to the Executive from time to time.

(b)       The Executive agrees to serve on the Board of Directors of the Corporation (the “Board”) if elected to so serve.

(c)       The Executive shall devote all of the Executive’s working time and efforts to the business and affairs of the Corporation; provided, however, that the Executive may from time to time serve on boards of trustees or directors of a limited number of (i) not-for-profit organizations so long as he shall have advised the Board of his intention to so serve prior to the commencement of such service and (ii) for-profit organizations so long as the Board shall have approved such service prior to commencement of such service and Executive may manage his personal investments so long as such management does not interfere with performance of his responsibilities or duties hereunder. The proviso to the preceding sentence shall not limit the obligations of the Executive under Section 7. Notwithstanding the foregoing, the Executive may continue to perform non-compensated services to ILUT N.A., without Board approval, for the purpose of providing service to the Corporation during his employment with the Corporation.

3.	Compensation and Benefits.

(a)       The Executive shall receive an initial payment equal to $700,000 no later than March 15, 2008.

(b)       The Executive’s salary shall be $550,000 per year during which this Agreement is in effect. Such salary shall be paid in accordance with the Corporation’s payroll practices. Such salary shall be subject to review each year by the Board and may be increased (but not decreased) in the discretion of the Board. The Executive’s salary, as then in effect, is called the “Salary”.

(c)       The independent directors of the Board shall determine performance targets and metrics for the Executive for each year during which this Agreement is in effect. The Executive will be eligible to receive a performance bonus each year. The bonus is expected to be no less than 50% and no greater than 100% of the Salary. The independent directors of the Board shall determine, in their discretion, the amount of the bonus, if any, for each year. The bonus will be paid in accordance with the Corporation’s payroll practices no later than March 15 following the year in respect of which the bonus is earned.

(d)       The Executive shall be entitled to receive reimbursement, in accordance with the Corporation’s expense reimbursement practices, for all reasonable and customary expenses incurred by the Executive in connection with performance of his duties and responsibilities; provided, that such expenses are incurred and reported in accordance with the Corporation’s expense reimbursement policies and procedures. Without limiting such expenses, such expenses include expenses for reasonable and customary temporary accommodations near the Corporation’s facilities located more than 35 miles outside of New York, New York for the Executive and, if the Executive is required to work from such facilities for an extended period, the Executive’s spouse and dependents and related travel arrangements.

(e)       The Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Corporation now or in the future to its executives and management employees (or to their family members) subject to the terms and conditions of such plans and arrangements; provided, however, that nothing herein shall obligate the Corporation to grant any stock option, restricted stock or other equity incentive awards to the Executive.

(f)        The Executive shall be entitled to four (4) weeks vacation each year, with carryover of unused vacation days in accordance with the Corporation’s vacation policy.

4.	Termination.

(a)       Termination by Corporation. The Executive’s employment may be terminated by the Corporation at any time with or without Cause (as defined in Section 5(e)(ii)) or if the Executive becomes Disabled (as defined in Section 5(e)(i)), by notifying the Executive, in which case the termination shall be effective immediately upon receipt of such notice by the Executive.

(b)       Termination by the Executive. The Executive’s employment may be terminated by the Executive with or without Good Reason (as defined in Section 5(e)(iii)) by notifying the Board within ninety (90) days following the first occurrence of the event or circumstance constituting Good Reason, in which case the termination shall be effective thirty (30) days following the receipt of such notice by the Board; provided, that the event or circumstance is not cured within thirty (30) days following such notice to the Board. Any failure to so notify the Board within the applicable ninety (90) day period constitutes a waiver by the Executive of his right to terminate his employment for Good Reason as to such applicable event(s) or circumstance(s).

(c)       Notice of Termination. Any notification under this Section to either Party shall indicate the specific termination provision in this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

5.         Compensation Upon Termination. Upon termination of the Executive’s employment for any reason, the Executive is deemed to have resigned, as of the date of such termination of employment, from the Board and any committees of the Corporation or its affiliates on which he serves.

(a)       If the Corporation shall terminate the Executive’s employment for any reason other than for Cause, including due to the Executive’s Disability, or if the Executive resigns for Good Reason, subject to Sections 5(f) and 5(h), the Executive shall be entitled to the following:

(i)        A lump sum payment, within thirty (30) days following the termination of the Executive’s employment, which includes all amounts due to the Executive through the date of his termination, including any accrued but unpaid Salary and/or bonus and any accrued and unused vacation days;

(ii)       A lump sum payment, within sixty (60) days following the termination of the Executive’s employment, equal to the product of (A) the Salary plus the minimum bonus of 50% of the Salary multiplied by (B) a fraction, the numerator of which is the number of months (full and partial) remaining between the date of termination and December 31, 2010 and the denominator of which is twelve (12), but in no event shall the fraction equal less than one (1) (the “Severance Period”);

(iii)      Continued participation in the Corporation’s health plans (medical and dental), at the same cost to the Executive as immediately prior to such termination of employment, for the longer of (A) the Severance Period and (B) eighteen (18) months; provided, that if the Executive is entitled to participate in a health plan provided by a new employer, any payment by the Corporation for continued participation in the Corporation’s health plans shall cease (although participation may continue solely at the Executive’s cost, to the extent participation must be offered under federal law); provided, further, that if the new employer plan does not have preexisting condition coverage, the Executive may continue medical coverage with the Company for the balance of the period described above, without affecting the cost to the Executive. The Corporation anticipates that health benefits made available pursuant to this clause (iii) will be provided in accordance with applicable continuation coverage requirements under federal and state law.

(iv)      Continuation of life insurance coverage at the same level and at the same cost to the Executive as immediately prior to such termination of employment, for the longer of (A) the Severance Period and (B) eighteen (18) months;

(v)       Reimbursement for reasonable outplacement services for 12 months following the termination of the Executive’s employment. The Parties shall use their good faith efforts to locate a provider, and determine the scope of, outplacement services which are reasonably acceptable to both parties.

(vi)      Except as provided in this Section 5(a), the Corporation will have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 5(a).

(b)       If the Executive’s employment with the Corporation shall terminate due to either (i) the Executive’s termination other than for Good Reason or (ii) by the Corporation’s termination of the Executive’s employment for Cause, then the Executive shall be entitled to receive his Salary through the date of termination (which Salary shall not include any accrued and unused vacation days). Except as provided in this Section 5(b), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 5(b).

(c)       If the Executive’s employment with the Corporation shall terminate due to the Executive’s death, then the Executive’s estate shall be entitled to the amounts described in Section 5(a)(i) and (ii) and the Executive’s surviving spouse and dependents, if any, shall be entitled to continued participation in the Corporation’s health plans (medical and dental) as described in Section 5(a)(iii) above. Except as provided in this Section 5(c), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive’s termination of employment under the circumstances described in this Section 5(c).

(d)       In the event a Change of Control (as defined in Section 5(e)(iv)) of the Corporation occurs after December 31, 2008 but prior to the termination of the Executive’s employment, then, for purposes of Section 5(a), the “Severance Period” shall mean the number of months (full and partial) remaining between the date of termination and the two year anniversary of the effective date of the Change of Control.

(e)	Definitions:

(i)        “Disability” means the Executive becomes “disabled” as defined in the Corporation’s long term disability plan or, if there is no such plan, the Executive becomes physically or mentally incapacitated and absent and/or unable to perform his duties on a full-time basis for 90 days in any 180 consecutive day period.

(ii)       “Cause” means the Executive’s (A) willful, intentional or grossly negligent failure to substantially perform his duties (other than due to Disability) after the

CEO or the Board has given lawful directive to so perform; (B) conviction of or plea of no contest to a crime constituting (I) a felony or (II) a misdemeanor involving deceit, dishonesty or fraud that relates to the Corporation; or (C) willful, intentional or grossly negligent conduct which is materially injurious to the Corporation, monetarily or otherwise. The Executive’s employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation’s intention to terminate for Cause and (y) the opportunity to cure (if curable) within 15 days of such written notice of the event(s) giving rise to such notice.

(iii)      “Good Reason” means: (A) any failure to pay or reduction in the Executive’s Salary; (B) the assignment of duties or responsibilities to the Executive that are materially and adversely inconsistent with the Executive’s position, including a material diminution in duties or responsibilities; (C) a material breach by the Corporation of this Agreement or any other material agreement between the Executive and the Corporation; (D) the failure of the Corporation to obtain the assumption of this Agreement in writing by each successor to the Corporation; or (E) any circumstance in which the Corporation is directing the Executive to participate in illegal activity; provided, that the events and circumstances described in clauses (A) through (E) above shall not constitute Good Reason (I) if the Executive consents to such event or circumstance or (II) if such event or circumstance has been cured within thirty (30) days after notice of such event or circumstance has been given by the Executive to the Board.

(iv)      A “Change of Control” shall be deemed to occur upon the occurrence of any of the following events or circumstances: any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”) becomes the beneficial owner of 40% or more of the then outstanding common stock of the Corporation or 40% or more of the then outstanding voting securities of the Corporation; any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Act acquires, by proxy or otherwise, the right to vote on any matter or question with respect to 40% or more of the then outstanding common stock of the Corporation or 40% or more of the combined voting power of the then outstanding voting securities of the Corporation;

(A)      Present Directors and New Directors cease for any reason to constitute a majority of the Board (and, for purposes of this clause (C), “Present Directors” shall mean individuals who, at the beginning of any consecutive twenty-four month period, were members of the Board and “New Directors” shall mean individuals whose election by the Board or whose nomination for election as directors by the Corporation’s stockholders was approved by at least two-thirds of the Present Directors and New Directors then in office); the stockholders of the Corporation approve a plan of dissolution or complete or substantially complete liquidation of the Corporation; or upon the consummation of: any reorganization, restructuring, recapitalization, reincorporation, merger, consolidation or similar form of corporate transaction involving the Corporation (a “Business Combination”) unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners of the common stock of the Corporation and the voting securities of the Corporation outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of the common equity securities and the combined voting power of the voting securities of the entity resulting from such Business Combination (including the Corporation, if it is such resulting entity) outstanding after such Business Combination (including, without limitation, an entity that, as a result of such Business Combination, owns the Corporation or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of common stock of the Corporation and combined voting power of the voting securities of the Corporation, respectively, outstanding immediately prior to such Business Combination, (b) no “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Act (excluding (x) any entity resulting from such Business Combination and (y) any employee benefit plan (or related trust) of any entity resulting from such Business Combination) beneficially owns 40% or more of the common equity securities or of the combined voting power of the voting securities of the entity resulting from such Business Combination (including the Corporation, if it is such resulting entity) outstanding after such Business Combination (including, without limitation, an entity that, as a result of such Business Combination, owns the Corporation or all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis,, either directly or through one or more subsidiaries), except to the extent that such beneficial ownership existed prior to such Business Combination with respect to the common stock of the Corporation and the voting securities of the Corporation, and (c) at least a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination were members of the Board at the earliest of the time of the execution of the initial agreement providing for such Business Combination, the time of the action of the Board approving such Business Combination or, if such approval is required or sought, at the time of action of the stockholders approving such Business Combination; or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or a majority of the assets of the Corporation, whether held directly or indirectly through one or more subsidiaries (excluding any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction, but including any foreclosure sale).

Notwithstanding anything contained herein to the contrary, a Change in Control shall not be deemed to occur pursuant to clause (A) or (B) above solely because 40% or more of the then outstanding common stock of the Corporation or the then outstanding voting securities of the Corporation is or becomes beneficially owned or is directly or indirectly held or acquired by (1) one or more employee benefit plans (or related trusts) maintained by the Corporation or (2) any one or more of the founding stockholders of the Corporation.

For purposes of this definition, references to “beneficial owner” and correlative phrases shall have the same meaning as set forth in Rule 13d-3 under the Act (except that ownership by underwriters (including when acting as initial purchasers in a private offering) solely for purposes of a distribution or offering shall not be deemed to be “beneficial ownership”), references to “affiliate” and “associates” shall have the same meaning as set forth under the Act and references to the Act shall mean the Exchange Act and the rules and regulations thereunder as in effect on January 1, 2008.

(f)        Release. As a condition precedent to receipt of the payments provided for in Sections 5(a) and 5(g), no later than sixty (60) days following the termination of his employment the Executive shall be required to execute a general release in favor of the Corporation, which release shall exclude only the payments remaining to be made pursuant to such Sections.

(g)	Excise Tax Gross Up.

(i)        Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any payment or distribution by the Corporation or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(g)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively called the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed $50,000 more than the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(ii)       Subject to the provisions of Section 5(g)(iii) below, all determinations required to be made under this Section 5(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the then-current accountants of the Corporation or such other nationally recognized certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) no later than the later of (i) the last day of the year in which a termination of the Executive’s employment occurs or (ii) forty-five (45) days following the termination of the Executive’s employment. The Accounting Firm shall provide detailed supporting calculations to both Parties simultaneously with any event giving rise to a Gross-Up Payment. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 5(g), shall be paid by the Corporation to the Executive simultaneously with any event giving rise to a Gross-Up Payment. Absent manifest error, any determination by the Accounting Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Corporation exhausts its remedies pursuant to Section 5(g)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (including any interest and penalties thereon) shall be promptly paid by the Corporation to or for the benefit of the Executive. In the event that the Executive pays the Excise Tax prior to the determination by the Accounting Firm or payment of the taxes by the Corporation, the Corporation shall reimburse the Executive for such amount no later than the last day of the taxable year following the year in which the Executive remits the Excise Tax.

(iii)      The Executive shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment or the Underpayment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: provide the Corporation any information reasonably requested by the Corporation relating to such claim, take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation, cooperate with the Corporation in good faith in order effectively to contest such claim, and permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(g)(iii), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Executive to pay such claim and sue for a refund, the Corporation shall pay the amount of such payment to the Executive, along with an additional Gross-Up Payment, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. All of the payments by the Corporation to the Executive under this Section 5(g) shall be made no later than the last day of the calendar year following the calendar year in which all of the issues concerning such payments have been finally resolved. It is the parties’ intent that the timing of the payment of such amounts shall be in compliance with Section 409A of the Code and the treasury regulations thereunder.

(iv)      If, after the receipt by the Executive of an amount advanced by the Corporation pursuant to Section 5(g)(iii), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Corporation’s complying with the requirements of Section 5(g)(iii)), pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto) no later than the last day of the calendar year in which the refund is received by the Executive.

(h)       Six Month Limitation. Notwithstanding any provision of this Agreement to the contrary, distribution of any amounts that constitute “deferred compensation” payable to the Executive due to his “separation from service” within the meaning of Section 409A of the Code, shall not be made before six months after such separation from service or the Executive’s death, if earlier (the “Six Month Limitation”). At the end of such six-month period, payments that would have been made but for the Six Month Limitation shall be paid in a lump sum, without interest, on the first day of the seventh month following the Executive’s separation from service and remaining payments or reimbursements, if any, shall commence, or continue, in accordance with the relevant provision of this Section 5. Notwithstanding the Six Month Limitation, in the event that any amounts of “deferred compensation” payable to the Executive due to his “separation from service” constitute “separation pay only upon an involuntary separation from service” within the meaning of Section 409A of the Code (“Separation Pay”), then all or a portion of such Separation Pay, up to two times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the separation from service occurs (i.e., $460,000 in the event of a separation from service during 2008), whether paid under this Agreement or otherwise, may be paid to the Executive during the six-month period following such separation from service with the Corporation.

6.         Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 5 by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive’s employment with the Corporation.

7.	Restrictive Covenants.

(a)       The Executive agrees that for the duration of his employment and for a period of one (1) year following the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, solicit, or encourage to leave the employ of the Corporation any person who is an employee of the Corporation or any of its subsidiaries or affiliates.

(b)       The Executive agrees that for the duration of his employment and for a period of one (1) year following the date of termination thereof, he will not, on his own behalf or on behalf of any other person or entity, divert, or attempt to divert, any person from doing business with the Corporation, or attempt to induce any such person to cease being a customer or supplier of the Corporation.

(c)       The Executive agrees that for the duration of his employment and for a period of one (1) year following the date of termination thereof, he will take no action which is intended, or would reasonably be expected, to harm (e.g., making public derogatory statements or misusing confidential Corporation information, it being acknowledged that the Executive’s employment with a competitor in and of itself shall not be deemed to be harmful to the Corporation for purposes of this Section 7(c)) the Corporation or its reputation.

(d)       The Executive agrees that, during the duration of his employment and for a period of one (1) year following the date of termination thereof, he shall not, directly or indirectly, (i) operate, manage, control or engage in any “Competitive Business” (as defined below) for his own account, (ii) enter into the employ of, consult with, advise or render any services to, any person engaged in a Competitive Business, or (iii) operate, manage, control, participate in, carry on, lend money to, guarantee the debts or obligations of, permit his name to be used in connection with or become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity, in any case in the United States (east of the Mississippi River) or in the Canadian provinces of Ontario or Quebec; provided that the Executive may own, solely as an investment, securities of any entity that is a Competitive Business that are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity. “Competitive Business” means a business which competes in any material respect with the Corporation and shall include (A) the processing and distribution of carbon steel, stainless steel and aluminum products, the manufacture of tubing products, the production of roll formed steel sections, the manufacture of hardwood flooring nails and nailers, front loading brackets and racking, and operating as an intermediary between primary metal producers and manufacturers and (B) those businesses and companies that the Corporation and the Executive jointly designate in writing as of the date hereof as being in competition with the Corporation. Notwithstanding anything in this Section 7(d) to the contrary, nothing herein is intended to limit the activities of ILUT, N.A. during or following the termination of the Executive’s employment with the Corporation; provided that the Executive may not provide services to ILUT, N.A., or otherwise violate the terms of Section 7(a) through (d) by providing information or assistance to ILUT, N.A., in any case relating to its services to a Competitive Business for the one year period following the termination of the Executive’s employment.

(e)       The Executive will not at any time (whether during or after his employment with the Corporation) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Corporation or any of its subsidiaries or affiliates, any “Confidential Information.” The term “Confidential Information” means all information (including proprietary information of the Corporation, technical, business and financial data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, vendor lists, supplier lists and suppliers, customer lists and customers, contacts at or knowledge of clients or prospective clients of the Corporation, pricing information and costs, markets, software, ideas, concepts, developments, inventions, discoveries, protocols, scripts, features and modes of operation, interfaces, works of authorship, databases or database criteria, algorithms, methodologies, processes, formulas, computer codes, technology, designs, drawings, internal documentation, engineering materials, hardware configuration information, marketing data, licenses, finances, budgets, projections, forecasts, strategies, salaries, terms of compensation of employees or other business information disclosed to the Executive by the Corporation, either directly or indirectly whether in written, electronic, oral or other form and including trade secrets and non-public, confidential or proprietary information) relating to the Corporation (including the past, present or prospective transactions, business, technology, operating methods or processes, financial condition, financial or business performance, assets, liabilities, rights, obligations, strategies and plans of the Corporation) furnished by or on behalf of or obtained from, before or after the date hereof, the Corporation or controlling persons, directors, officers, employees, affiliates, representatives (including financial advisors, attorneys and accountants), agents or financing sources (collectively, “Representatives”) of the Corporation and all files, books, records, notes, compilations, analyses, forecasts, studies, reports and other documents (whether in written or electronic form) prepared by, on behalf of or for any third party, including the Executive, which contain or reflect any of such information (collectively, “Analyses”). The term “Confidential Information” does not, however, include information which (i) is part of the public domain, including information which is not unique to the Corporation or which is generally known to the industry or the public, through no fault of the Executive or (ii) becomes known by or available to the Executive after the termination of his employment with the Corporation on a non-confidential basis from a source (other than the Corporation or any of its Representatives) which, to the knowledge of the Executive, after due inquiry, is not prohibited from disclosing such information to the Executive by a statutory, regulatory, contractual or fiduciary obligation. The Executive agrees that upon termination of his employment with the Corporation for any reason, he will return to the Corporation immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Corporation or its subsidiaries or affiliates or licensees The Executive acknowledges that money damages for a breach of this Agreement by him is unlikely to be calculable, that such a breach is likely to cause irreparable harm to the Corporation and that remedies at law are likely to be inadequate to protect the Corporation against any actual or threatened breach of this Agreement by the Executive. Accordingly, the Executive agrees to the granting of injunctive relief in favor of the Corporation in the event of any such breach or threatened breach of any of the provisions of this Section 7 (the “Restrictive Covenants”), without proof of actual damages and without the requirement of posting bond or other security. Such relief shall not be the exclusive remedy for a breach by the Executive of this Agreement, but shall be in addition to all other rights and remedies available at law, in equity or otherwise to the Corporation, including:

(i)        The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach of such Restrictive Covenants will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation; and

(ii)       The right to discontinue the payment of any amounts owing to the Executive under this Agreement or otherwise; provided that the Corporation shall have secured a reasoned opinion of counsel that the Executive’s activities constitute a material breach of the Restrictive Covenants and which shall have been provided to the Executive, the delivery of which shall not be deemed to be a waiver of any applicable privilege. To the extent the Executive, by notice hereunder, disputes the discontinuance of any payments hereunder, such payments shall be segregated and deposited in an interest bearing account at a major financial center bank in New York City pending resolution of the dispute.

In the event of litigation relating to this Agreement wherein a court of competent jurisdiction determines in a final, non-appealable order that this Agreement has been breached by the Executive, then the Executive will reimburse the Corporation for all costs and expenses (including reasonable legal fees and expenses) incurred in connection with such litigation and all other litigation related to such breach.

(f)        If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

8.         Compensation Committee. Any action which is required to be or may be taken by the Board may be taken by the Compensation Committee of the Board.

9.         Policies. References to the Corporation’s policies, plans, practices and arrangements means those in effect at the relevant time and nothing herein obligates the Corporation to maintain any policy or restricts the Corporation from changing any policy.

10.       Representation by the Executive. The Executive hereby represents to the Corporation that the execution and delivery of this agreement by the Executive and the Corporation and the performance by the Executive of his responsibilities and duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

11.       Notice. All notices required or permitted to be given pursuant to this Agreement shall be given by written notice, shall be transmitted by personal delivery, registered or certified mail (return receipt requested, postage prepaid), nationally recognized courier service, facsimile or email, and shall be addressed to the intended recipient at its address set forth herein. A Party may designate a new address to which such notices shall thereafter be transmitted by giving written notice to that effect to the other Party. Each notice transmitted in the manner described herein shall be deemed to have been (a) delivered to the addressee as indicated by the return receipt (if transmitted by mail), the mailing label (if transmitted by courier service), the affidavit of the messenger (if transmitted by personal delivery) or the answerback, call back or email receipt (if transmitted by facsimile or email) or (b) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

12.       Governing Law and Jurisdiction. THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE INTERNAL LAWS OF THE STATE OF DELAWARE TO THE RIGHTS AND DUTIES OF THE PARTIES). Each Party agrees that any proceeding arising out of or relating to this letter agreement or the breach or threatened breach hereof shall be commenced and prosecuted in a court in the State of Delaware. Each Party consents and submits to the non-exclusive personal jurisdiction of any court in the State of Delaware in respect of any such proceeding. Each Party consents to service of process upon it with respect to any such proceeding by any means by which notices may be transmitted hereunder or by any other means permitted by applicable laws and rules. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of Delaware and any claim that it may now or hereafter have that any such proceeding in any court in the State of Delaware has been brought in an inconvenient forum. EACH PARTY WAIVES TRIAL BY JURY IN ANY SUCH PROCEEDING.

13.       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Neither Party shall assign any of its rights or delegate any of its duties under this Agreement (except to the extent the assignment is by merger, consolidation or operation of law, in which case such successor must affirmatively agree to assume this Agreement) without the prior written consent of the other Party. Except as provided in the preceding sentence, any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party shall be void.

14.       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous contracts, representations, warranties and understandings (whether oral or written) by or between the Parties with respect to the subject matter hereof. As used herein, the word “including” shall in all cases be deemed to be followed by the phrase “without limitation” and the word “person” shall include individuals and corporations, societies, companies, partnerships, trusts, unincorporated associations, governments and governmental instrumentalities, and other entities of any kind.

15.       Amendments and Modifications. No addition to, and no cancellation, extension, modification or amendment of, this Agreement shall be binding upon a Party unless such addition, cancellation, extension, modification or amendment is set forth in a written instrument which expressly states that it adds to, amends, cancels, extend or modifies this Agreement and which is executed and delivered by such Party. No waiver of, or agreement or confirmation under, any provision hereof shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered by a Party. Neither the exercise (from time to time and at any time) by a Party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

16.       Counterparts. This Agreement may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as counterparts shall have been executed and delivered by all of the Parties, regardless of whether all of the Parties have executed the same counterpart. A facsimile of an original shall be as effective as delivery of such original.

17.       Validity; Severability. If any provision of this Agreement is held to be illegal, invalid or incapable of being enforced, in whole or in part, in any jurisdiction under any circumstances for any reason under present or future laws effective during the term hereof, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to such parties provided by, such provision or (ii) if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this letter agreement.

18.       Taxes and Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation. The Parties recognize that certain provisions of this Agreement may be affected by Section 409A of the Code and they, therefore, agree to negotiate in good faith to amend the Agreement with respect to any changes necessary or advisable to comply with Section 409A. To the extent there are any ambiguities in this Agreement, such ambiguities shall be construed in a manner that complies with Section 409A.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and effective as of the date set forth above.

NOVAMERICAN STEEL INC.

By:	/s/ Scott C. Mason
Name: Scott C. Mason Title: Chairman, Compensation Committee

	Date:	February 8, 2008

/s/ Domenico Lepore
The Executive: DOMENICO LEPORE

Date:	January 31, 2008

Address of the Executive for delivery of notice:

180 Montague Street, 34A

Brooklyn, NY 11201

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